Exhibit 99.1

Earnings Release and

Supplemental Financial and Operating Information

For the Three and Six Months Ended

June 30, 2021

Earnings Release and Supplemental Financial and Operating Information

Contact:  Katie Reinsmidt, Executive Vice President - Chief Investment Officer, 423.490.8301, katie.reinsmidt@cblproperties.com

CBL PROPERTIES REPORTS RESULTS FOR SECOND QUARTER 2021

Operations Improvement Reflects Strength of Business Recovery

CHATTANOOGA, Tenn. (August 17, 2021) – CBL Properties (OTCMKTS: CBLAQ) announced results for the second quarter ended June 30, 2021.  A description of each supplemental non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located at the end of this news release.

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	%	2021	2020	%
Net loss attributable to common shareholders per diluted share	$(0.05)	$(0.42)	88.1%	$(0.18)	$(1.16)	84.5%
Funds from Operations ("FFO") per diluted share	$0.25	$(0.03)	933.3%	$0.70	$0.23	204.3%
FFO, as adjusted, per diluted share (1)	$0.39	$0.02	1,850.0%	$0.73	$0.28	160.7%
(1)

For a reconciliation of FFO to FFO, as adjusted, for the periods presented, please refer to the footnotes to the Company’s reconciliation of net loss attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 7 of this news release.

KEY TAKEAWAYS:

•

FFO, as adjusted, per diluted share, was $0.39 for the second quarter 2021, compared with $0.02 per share for the second quarter 2020.  The increase in FFO, as adjusted, per diluted share, as compared with the prior year period is principally a result of $0.15 per diluted share lower net interest expense and a $0.17 per diluted share positive variance in the estimate for uncollectable revenues, rent abatements and write-offs for past due rents.  The decline in net interest expense was primarily due to the post-petition interest expense payments that are not required to be made on the senior unsecured notes and secured credit facility subsequent to the Company’s bankruptcy filing on November 1, 2020.  The positive variance in the estimate for uncollectable revenues, abatements and write-offs for past due rents was primarily a result of the tenant accommodations that were made in the prior-year period due to the impact of the pandemic.

•

Other major variances in the second quarter 2021 FFO, as adjusted, per diluted share, compared with the prior year period included $0.07 per diluted share of higher property NOI, including the estimate for uncollectable revenues, rent abatements and write-offs for past due rents.  The second quarter 2021 also benefited from a $0.06 per diluted share positive variance from undeclared preferred dividends accrued in the prior year period.  G&A expense during the second quarter 2021 was approximately $0.04 per diluted share lower, due to cost saving initiatives.

•	Sales for the second quarter 2021 increased 22.3% as compared with the second quarter 2019. Sales for the six months ended June 30, 2021, increased 17.2% over the six months ended June 30, 2019.
•	Total portfolio same-center NOI increased 18.5% for the three months ended June 30, 2021. Total portfolio same-center NOI for the six months ended June 30, 2021, declined 1.9%.
•

Portfolio occupancy as of June 30, 2021, was 87.0%, representing a 160-basis point improvement from the sequential quarter and a 110-basis point decline compared with 88.1% as of June 30, 2020.  Same-center mall occupancy was 85.2% as of June 30, 2021, representing a 200-basis point increase sequentially and a 160-basis point decline compared with 86.8% as of June 30, 2020.  An estimated 379-basis points of the decline in total mall portfolio occupancy was due to store closures related to tenants in bankruptcy.

“Shopping at the mall is back! The combination of pent-up demand, stimulus checks, positive consumer sentiment and cabin fever led to a rebound in sales across our portfolio over the last few months,” said Stephen Lebovitz, Chief Executive Officer.  “Sales at nearly all our malls are exceeding 2019 levels, with many categories showing double-digit increases.  Traffic has picked up as well and is approaching pre-pandemic levels. This recovery benefited second quarter results, with percentage rents and short-term income trending above expectations.  Preliminary reports on back-to-school are positive, which bodes well for the holiday sales season. Same-center NOI increased more than 18%, much of which was driven by the $33 million positive variance in the estimate for uncollectable revenues and abatements.  Even with inflation pressures, we kept expenses, as well as capital expenditures, in check.

“We are maintaining the positive momentum of redevelopments across our portfolio and are strengthening our properties by converting vacant parcels and former anchor stores into more productive uses. In June, we opened the HCA office building at Pearland Town Center, which will generate steady traffic for our stores and restaurants.  Just a few days ago, we celebrated the grand opening of Hollywood Casino at York Galleria in York, PA, marking the second casino in our portfolio.  In July, we sold a former anchor location at Eastgate Mall in Cincinnati that will be developed into a national grocer and another former anchor location at Dakota Square in Minot, ND, was sold to Scheel’s sporting goods to bring their latest prototype to the property. We are under negotiation on several other locations across our portfolio to a wide range of tenants including grocery, value retail, entertainment and e-sports, hotel, multi-family and others that represent a diversity of uses as we reinvent our malls.  We are also adding exciting, new local and regional specialty stores that are broadening our tenant mix and revenues.

“We are pleased with the overwhelming support received for our Chapter 11 Plan of Reorganization from all constituencies, with over 95% of votes cast voting in favor of the plan.  Following the confirmation hearing on August 11th, the court entered the confirmation order, providing a clear path to emergence.  Between now and our planned emergence date of November 1, we will be working diligently to close and effect the approved restructuring plan.  The entire CBL organization is excited about our future.  The balance sheet and cash flow flexibility CBL will enjoy positions us to implement our redevelopment strategy, as well as pursue new growth opportunities.  We are energized by these opportunities and CBL’s future prospects.”

FINANCIAL RESULTS

Net loss attributable to common shareholders for the three months ended June 30, 2021 was $8.9 million, or a loss of $0.05 per diluted share, compared with net loss of $81.5 million, or a loss of $0.42 per diluted share, for the three months ended June 30, 2020.

Net loss attributable to common shareholders for the six months ended June 30, 2021 was $35.6 million, or a loss of $0.18 per diluted share, compared with net loss of $215.3 million, or a loss of $1.16 per diluted share, for the six months ended June 30, 2020.

FFO, as adjusted, allocable to common shareholders, for the three months ended June 30, 2021 was $77.5 million, or $0.39 per diluted share, compared with $4.7 million, or $0.02 per diluted share, for the three months ended June 30, 2020.  FFO, as adjusted, allocable to the Operating Partnership common unitholders, for the three months ended June 30, 2021 was $79.5 million compared with $4.9 million for the three months ended June 30, 2020.

FFO, as adjusted, allocable to common shareholders, for the six months ended June 30, 2021 was $144.4 million, or $0.73 per diluted share, compared with $52.0 million, or $0.28 per diluted share, for the six months ended June 30, 2020.  FFO, as adjusted, allocable to the Operating Partnership common unitholders, for the six months ended June 30, 2021 was $148.2 million compared with $56.5 million for the six months ended June 30, 2020.

Percentage change in same-center Net Operating Income (“NOI”) (1):

	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Portfolio same-center NOI	18.5%	(1.9)%
Mall same-center NOI	19.0%	(2.6)%
(1)

CBL’s definition of same-center NOI excludes the impact of lease termination fees and certain non-cash items such as straight-line rents and reimbursements, write-offs of landlord inducements and net amortization of acquired above and below market leases.

Major variances impacting same-center NOI for the three months ended June 30, 2021, include:

•	Same-center NOI increased $16.7 million, due to a $23.5 million increase in revenues partially offset by a $6.8 million increase in operating expenses.
•

Rental revenues increased $22.9 million, including a $29.6 million increase in minimum and other rents and a $3.6 million increase in percentage rents.  Rental revenues also include a $10.3 million decline in tenant reimbursements (net of any abatements).  The increase in rental revenues for the quarter was primarily due to the $31.2 million positive variance from uncollectable revenues.  The total estimate for uncollectable revenues and abatements for the second quarter 2021 was $8.6 million compared with a total of $39.9 million in the prior year period.

•

Property operating expenses increased $5.0 million compared with the prior year, primarily due to the reopening of CBL’s portfolio. Maintenance and repair expenses increased $3.6 million. Real estate tax expenses declined by $1.5 million.

COVID-19 RENT COLLECTION UPDATE

The Company has collected approximately 90% of related gross rents for the period April 2020 through June 2021.  As of July 2021, CBL had deferred approximately $40.5 million in rents.  Of the approximately 73% of the deferred amounts billed to-date, CBL has collected approximately 93%.

LIQUIDITY

As of June 30, 2021, on a consolidated basis, the company had $329.5 million available in unrestricted cash and marketable securities.

PORTFOLIO OPERATIONAL RESULTS

Occupancy(1):

	As of June 30,
	2021	2020
Total portfolio	87.0%	88.1%
Malls:
Total Mall portfolio	85.2%	86.6%
Same-center Malls	85.2%	86.8%
Stabilized Malls	85.2%	86.8%
Associated centers	91.3%	90.5%
Community centers	93.5%	95.2%
(1)

Occupancy for malls represents percentage of mall store gross leasable area under 20,000 square feet occupied.  Occupancy for associated and community centers represents percentage of gross leasable area occupied.

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet:

% Change in Average Gross Rent Per Square Foot:
	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Stabilized Malls	(14.6)%	(19.1)%
New leases	(10.4)%	(17.1)%
Renewal leases	(15.3)%	(19.4)%

Same-Center Sales Per Square Foot for Mall Tenants 10,000 Square Feet or Less:

Sales for the second quarter 2021 increased 22.3% as compared with the second quarter 2019, with 52 of CBL’s 56 reporting malls demonstrating an increase over the comparable period.  For the six months ended June 30, 2021, sales increased 17.2% as compared with the six months ended June 30, 2019.  Due to the temporary mall and store closures that occurred in 2020, the majority of CBL’s tenants did not report sales for the full reporting period.  As a result, CBL is not able to provide a complete measure of sales for the trailing twelve-month period.

FINANCING ACTIVITY AND LENDER DISCUSSIONS

In July 2021, the Company reached a comprehensive settlement agreement with the existing lender to modify the loan secured by The Outlet Shoppes at Laredo, subject to court approval and documentation. The modified loan has a principal balance of $39.95 million, bears interest at LIBOR plus 3.25% and has a maturity date of July 2023, with a one-year extension option available at the Company’s election.  As part of the settlement, the parties have agreed to a $5.0 million maximum unsecured deficiency claim, certain agreed-upon covenants and defaults, and mutual releases. The settlement is expected to be implemented through a stipulated dismissal of the Laredo Outlet Shoppes chapter 11 case.

In July 2021, the Company reached an agreement with the lender to amend the loan secured by Springs at Port Orange, which extends the term of the note to December 31, 2021 and increases the principal amount of the loan to $44.4 million ($19.3 million at CBL’s share).  The interest rate was reduced from LIBOR plus 235 basis points to LIBOR plus 200 basis points.

In August 2021, CBL entered into a forbearance agreement with the lender for the $137.6 million non-recourse loan secured by Fayette Mall in Lexington, KY, that provides that, subject to certain conditions, the lender would forbear from exercising any rights with respect to the loan maturity default until December 1, 2021.  CBL has reached an agreement, in principle, on the modification and extension of the loan secured by Fayette Mall in Lexington, KY.  The agreement is subject to additional lender approvals and due diligence. The loan is expected to be extended for two years, with three additional one-year extension options, subject to certain requirements.  The fixed interest rate was reduced from 5.42% to 4.25%.

CBL anticipates cooperating with conveyance or foreclosure proceedings for Park Plaza in Little Rock, AR ($76.8 million), EastGate Mall in Cincinnati, OH ($30.3 million) and Asheville Mall in Asheville, NC ($62.1 million).   Park Plaza and Asheville Mall were deconsolidated during the first quarter 2021.  CBL no longer controls either property following their transfer to receivership.  EastGate Mall is expected to be transferred into receivership imminently.

The $71.3 million loan secured by Parkdale Mall and Crossing matured in March 2021 and is currently in default.  The $8.0 million loan secured by Hamilton Crossing matured in April 2021 and is currently in default.  Additionally, the $43.0 million loan secured by Alamance Crossing matured in July 2021 and is currently in default. CBL is in discussion with each respective existing lender regarding loan modifications and extensions.

Additionally, CBL is in the process of negotiating extensions and modifications of the remaining property level mortgage loans with maturities in 2021 and 2022.

rESTRUCTURING UPDATE

Following the confirmation hearing held on August 11, 2021, the United States Bankruptcy Court for the Southern District of Texas entered an order approving the Company’s Plan of Reorganization. The latest information on CBL’s restructuring, including news and frequently asked questions, can be found at cblproperties.com/restructuring or https://dm.epiq11.com/case/cblproperties/info.

DISPOSITIONS

In July 2021, CBL completed the sale of the former Sears location at Dakota Square Mall in Minot, ND to Scheel’s for $4.0 million.  Scheel’s plans to expand the former Sears building to approximately 100,000-square-feet to accommodate their new prototype and relocate from their existing location to the new store.  Additionally, in July, CBL sold a former department store in Cincinnati, Ohio for $5.2 million, for redevelopment into a future grocer.

In July 2021, CBL entered into a contract for the sale of 62 residential units at Pearland Town Center in Houston, TX, for $8.75 million.  The disposition is subject to due diligence, customary closing conditions and approval by the Bankruptcy Court and is expected to close in late ’21.

Year-to-date, CBL has generated $15.7 million in gross proceeds from asset sales.

DEVELOPMENT AND LEASING PROGRESS

During the second quarter, CBL celebrated the opening of a new 135-key Aloft hotel at Hamilton Place in Chattanooga, TN, and the HCA medical office building at Pearland Town Center in Houston, TX.

On August 12th, 2021, Hollywood Casino at York Galleria in York, PA held its grand opening.  Hobby Lobby at West Towne Mall in Madison, WI, celebrated its grand opening recently and Rooms to Go at Cross Creek in Fayetteville, NC will open later this year.

During the second quarter, CBL commenced construction on the redevelopment of the former Herberger’s location at Kirkwood Mall in Bismarck, ND.  Kirkwood Mall will welcome fast casual restaurant, Pancheros Mexican Grill, Thrifty White Pharmacy in addition to Chick-fil-A, Five Guys, and Blaze Pizza.

Additional offerings, including new restaurants, fitness, hotel and other uses are planned or under negotiation and will be announced as details are finalized.

Detailed project information is available in CBL’s Financial Supplement for Q2 2021, which can be found in the Invest – Financial Reports section of CBL’s website at cblproperties.com.

ABOUT CBL PROPERTIES

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 105 properties totaling 63.9 million square feet across 24 states, including 63 high-quality enclosed, outlet and open-air retail centers and six properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used non-GAAP measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP.  The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of depreciable operating properties and impairment losses of depreciable properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests.  Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis.  We define FFO as defined above by NAREIT less dividends on preferred stock of the Company or distributions on preferred units of the Operating Partnership, as applicable.  The Company’s method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time.  Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance.  The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO allocable to Operating Partnership common unitholders and FFO allocable to common shareholders, as it believes that both are useful performance measures.  The Company believes FFO allocable to Operating Partnership common unitholders is a useful performance measure since it conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership.  The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) attributable to its common shareholders.

In the reconciliation of net income (loss) attributable to the Company’s common shareholders to FFO allocable to Operating Partnership common unitholders, located in this earnings release, the Company makes an adjustment to add back noncontrolling interest in income (loss) of its Operating Partnership in order to arrive at FFO of the Operating Partnership common unitholders.  The Company then applies a percentage to FFO of the Operating Partnership common unitholders to arrive at FFO allocable to its common shareholders.  The percentage is computed by taking the weighted-average number of common shares outstanding for the period and dividing it by the sum of the weighted-average number of common shares and the weighted-average number of Operating Partnership units held by noncontrolling interests during the period.

FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

The Company believes that it is important to identify the impact of certain significant items on its FFO measures for a reader to have a complete understanding of the Company’s results of operations.  Therefore, the Company has also presented adjusted FFO measures excluding these items from the applicable periods. Please refer to the reconciliation of net income (loss) attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 7 of this news release for a description of these adjustments.

Same-center Net Operating Income

NOI is a supplemental non-GAAP measure of the operating performance of the Company’s shopping centers and other properties.  The Company defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

The Company computes NOI based on the Operating Partnership’s pro rata share of both consolidated and unconsolidated properties.  The Company believes that presenting NOI and same-center NOI (described below) based on its Operating Partnership’s pro rata share of both consolidated and unconsolidated properties is useful since the Company conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership.  The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's calculation of NOI may not be comparable to that of other companies.

Since NOI includes only those revenues and expenses related to the operations of the Company’s shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates, sales at the malls and operating costs and the impact of those trends on the Company’s results of operations.  The Company’s calculation of same-center NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-off of landlord inducement assets in order to enhance the comparability of results from one period to another.  A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company’s pro rata share of unconsolidated affiliates and excluding noncontrolling interests’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity.  A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s condensed consolidated balance sheet is located at the end of this earnings release.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Six Months Ended June 30, 2021 and 2020

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES:
Rental revenues	$131,316	$120,222	$259,491	$281,395
Management, development and leasing fees	1,449	1,055	3,108	3,147
Other	3,796	2,934	7,146	7,243
Total revenues	136,561	124,211	269,745	291,785
EXPENSES:
Property operating	(19,623)	(16,906)	(41,425)	(42,615)
Depreciation and amortization	(47,499)	(52,663)	(95,611)	(108,565)
Real estate taxes	(15,110)	(17,837)	(31,661)	(36,285)
Maintenance and repairs	(8,784)	(6,042)	(19,565)	(17,250)
General and administrative	(11,269)	(18,727)	(23,881)	(36,563)
Loss on impairment	—	(13,274)	(57,182)	(146,918)
Litigation settlement	(57)	—	801	—
Other	(287)	(242)	(287)	(400)
Total expenses	(102,629)	(125,691)	(268,811)	(388,596)
OTHER INCOME (EXPENSES):
Interest and other income	752	891	1,528	3,288
Interest expense (unrecognized contractual interest expense was $45,279 and $90,043 for the three and six months ended June 30, 2021, respectively)	(22,299)	(52,631)	(46,429)	(99,623)
Gain on deconsolidation	—	—	55,131	—
Gain (loss) on sales of real estate assets	107	2,623	(192)	2,763
Reorganization items	(17,073)	—	(40,006)	—
Income tax provision	(705)	(16,117)	(1,456)	(16,643)
Equity in losses of unconsolidated affiliates	(4,275)	(6,079)	(7,351)	(5,061)
Total other expenses	(43,493)	(71,313)	(38,775)	(115,276)
Net loss	(9,561)	(72,793)	(37,841)	(212,087)
Net loss attributable to noncontrolling interests in:
Operating Partnership	230	2,077	928	18,491
Other consolidated subsidiaries	449	487	1,268	694
Net loss attributable to the Company	(8,882)	(70,229)	(35,645)	(192,902)
Preferred dividends undeclared	—	(11,223)	—	(22,446)
Net loss attributable to common shareholders	$(8,882)	$(81,452)	$(35,645)	$(215,348)
Basic and diluted per share data attributable to common shareholders:
Net loss attributable to common shareholders	$(0.05)	$(0.42)	$(0.18)	$(1.16)
Weighted-average common and potential dilutive common shares outstanding	196,458	191,962	196,484	185,547

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Six Months Ended June 30, 2021 and 2020

The Company's reconciliation of net loss attributable to common shareholders to FFO allocable to Operating Partnership common unitholders is as follows:

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss attributable to common shareholders	$(8,882)	$(81,452)	$(35,645)	$(215,348)
Noncontrolling interest in loss of Operating Partnership	(230)	(2,077)	(928)	(18,491)
Depreciation and amortization expense of:
Consolidated properties	47,499	52,663	95,611	108,565
Unconsolidated affiliates	13,456	14,020	26,986	27,530
Non-real estate assets	(492)	(812)	(1,032)	(1,729)
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(558)	(788)	(1,139)	(1,711)
Loss on impairment	—	13,274	57,182	146,918
Loss on depreciable property	—	—	—	25
FFO allocable to Operating Partnership common unitholders	50,793	(5,172)	141,035	45,759
Litigation settlement (1)	57	—	(801)	—
Non-cash default interest expense (2)	11,576	2,203	23,046	2,893
Gain on deconsolidation (3)	—	—	(55,131)	—
Reorganization items (4)	17,073	7,857	40,006	7,857
FFO allocable to Operating Partnership common unitholders, as adjusted	$79,499	$4,888	$148,155	$56,509
FFO per diluted share	$0.25	$(0.03)	$0.70	$0.23
FFO, as adjusted, per diluted share	$0.39	$0.02	$0.73	$0.28
Weighted-average common and potential dilutive common shares outstanding with Operating Partnership units fully converted	201,576	201,702	201,601	201,480

(1)

For the three and six months ended June 30, 2021, represents the accrued expense related to the settlement of a class action lawsuit. Also, for the six months ended June 30, 2021, represents a credit to litigation settlement expense related to claim amounts that were released pursuant to the terms of the settlement agreement related to the settlement of a class action lawsuit.

(2)

The three and six months ended June 30, 2021 includes default interest expense related to loans secured by properties that were in default prior to the Company filing voluntary petitions under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, as well as loans secured by properties that are in default due to the Company filing voluntary petitions under Chapter 11 of title 11 of the United States Code. The six months ended June 30, 2020 includes default interest expense related to Greenbrier Mall, Hickory Point Mall, Eastgate Mall, Asheville Mall, Burnsville Center and Park Plaza Mall.

(3)

During the six months ended June 30, 2021, the Company deconsolidated Asheville Mall and Park Plaza due to a loss of control when the properties were placed into receivership in connection with the foreclosure process.

(4)

Represents costs incurred subsequent to the Company filing voluntary petitions under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas associated with the Company’s reorganization efforts, which consists of professional fees, legal fees, retention bonuses and U.S. Trustee fees.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Six Months Ended June 30, 2021 and 2020

The reconciliation of diluted EPS to FFO per diluted share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Diluted EPS attributable to common shareholders	$(0.05)	$(0.42)	$(0.18)	$(1.16)
Eliminate amounts per share excluded from FFO:
Depreciation and amortization expense, including amounts from consolidated properties, unconsolidated affiliates, non-real estate assets and excluding amounts allocated to noncontrolling interests	0.30	0.32	0.59	0.66
Loss on impairment	—	0.07	0.29	0.73
FFO per diluted share	$0.25	$(0.03)	$0.70	$0.23

The reconciliations of FFO allocable to Operating Partnership common unitholders to FFO allocable to common shareholders, including and excluding the adjustments noted above, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
FFO allocable to Operating Partnership common unitholders	$50,793	$(5,172)	$141,035	$45,759
Percentage allocable to common shareholders (1)	97.46%	95.17%	97.46%	92.09%
FFO allocable to common shareholders	$49,503	$(4,922)	$137,453	$42,139

FFO allocable to Operating Partnership common unitholders, as adjusted	$79,499	$4,888	$148,155	$56,509
Percentage allocable to common shareholders (1)	97.46%	95.17%	97.46%	92.09%
FFO allocable to common shareholders, as adjusted	$77,480	$4,652	$144,392	$52,039
(1)

Represents the weighted-average number of common shares outstanding for the period divided by the sum of the weighted-average number of common shares and the weighted-average number of Operating Partnership units outstanding during the period. See the reconciliation of shares and Operating Partnership units outstanding on page 13.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Six Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$167	$1,433	$1,278	$1,653
Per share	$—	$0.01	$0.01	$0.01

Straight-line rental income adjustment	$(2,549)	$27	$(5,445)	$919
Per share	$(0.01)	$—	$(0.03)	$—

Gain (loss) on outparcel sales, net of taxes	$90	$2,623	$(209)	$2,788
Per share	$—	$0.01	$—	$0.01

Net amortization of acquired above- and below-market leases	$73	$209	$125	$1,112
Per share	$—	$—	$—	$0.01

Net amortization of debt premiums and discounts	$—	$344	$—	$687
Per share	$—	$—	$—	$—

Income tax provision	$(705)	$(16,117)	$(1,456)	$(16,643)
Per share	$—	$(0.08)	$(0.01)	$(0.08)

Non-cash default interest expense (property-level loans)	$(11,576)	$(2,203)	$(23,046)	$(2,893)
Per share	$(0.06)	$(0.01)	$(0.11)	$(0.01)

Abandoned projects expense	$(287)	$(242)	$(287)	$(400)
Per share	$—	$—	$—	$—

Interest capitalized	$13	$366	$32	$1,092
Per share	$—	$—	$—	$0.01

Litigation settlement	$(57)	$—	$801	$—
Per share	$—	$—	$—	$—

Estimate of uncollectable revenues	$(7,253)	$(41,484)	$(16,370)	$(44,623)
Per share	$(0.04)	$(0.21)	$(0.08)	$(0.22)

			As of June 30,
			2021	2020
Straight-line rent receivable			$48,341	$55,930

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Six Months Ended June 30, 2021 and 2020

Same-center Net Operating Income

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(9,561)	$(72,793)	$(37,841)	$(212,087)
Adjustments:
Depreciation and amortization	47,499	52,663	95,611	108,565
Depreciation and amortization from unconsolidated affiliates	13,456	14,020	26,986	27,530
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(558)	(788)	(1,139)	(1,711)
Interest expense	22,299	52,631	46,429	99,623
Interest expense from unconsolidated affiliates	10,512	7,679	20,361	15,355
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(878)	(574)	(1,845)	(1,156)
Abandoned projects expense	287	242	287	400
(Gain) loss on sales of real estate assets	(107)	(2,623)	192	(2,763)
Gain on deconsolidation	—	—	(55,131)	—
Loss on impairment	—	13,274	57,182	146,918
Litigation settlement	57	—	(801)	—
Reorganization items	17,073	—	40,006	—
Income tax provision	705	16,117	1,456	16,643
Lease termination fees	(167)	(1,433)	(1,278)	(1,653)
Straight-line rent and above- and below-market lease amortization	2,476	(236)	5,320	(2,031)
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	449	487	1,268	694
General and administrative expenses	11,269	18,727	23,881	36,563
Management fees and non-property level revenues	(5,166)	(1,142)	(7,379)	(5,320)
Operating Partnership's share of property NOI	109,645	96,251	213,565	225,570
Non-comparable NOI	(2,779)	(6,071)	(6,674)	(14,612)
Total same-center NOI (1)	$106,866	$90,180	$206,891	$210,958
Total same-center NOI percentage change	18.5%		(1.9)%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Six Months Ended June 30, 2021 and 2020

Same-center Net Operating Income

(Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Malls	$92,986	$78,171	$180,025	$184,771
Associated centers	7,449	6,316	13,972	13,776
Community centers	5,167	4,508	10,479	10,104
Offices and other	1,264	1,185	2,415	2,307
Total same-center NOI (1)	$106,866	$90,180	$206,891	$210,958
Percentage Change:
Malls	19.0%		(2.6)%
Associated centers	17.9%		1.4%
Community centers	14.6%		3.7%
Offices and other	6.7%		4.7%
Total same-center NOI (1)	18.5%		(1.9)%
(1)

CBL defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income), less property operating expenses (property operating, real estate taxes and maintenance and repairs). Same-center NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-offs of landlord inducement assets. We include a property in our same-center pool when we own all or a portion of the property as of June 30, 2021, and we owned it and it was in operation for both the entire preceding calendar year and the current year-to-date reporting period ending June 30, 2021. New properties are excluded from same-center NOI, until they meet these criteria. Properties excluded from the same-center pool that would otherwise meet these criteria are properties which are under major redevelopment or being considered for repositioning, where we intend to renegotiate the terms of the debt secured by the related property or return the property to the lender.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021 and 2020

Company's Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	As of June 30, 2021
	Fixed Rate	Variable Rate		Total per Debt Schedule	Unamortized Deferred Financing Costs (1)	Total
Consolidated debt (2)	$2,338,118	$1,181,599		$3,519,717	$(2,987)	$3,516,730
Noncontrolling interests' share of consolidated debt	(29,744)	—		(29,744)	238	(29,506)
Company's share of unconsolidated affiliates' debt	618,092	124,141		742,233	(2,648)	739,585
Other debt (3)	138,926	—		138,926	—	138,926
Company's share of consolidated, unconsolidated and other debt	$3,065,392	$1,305,740		$4,371,132	$(5,397)	$4,365,735
Weighted-average interest rate	5.04%	8.62%	(4)	6.11%

	As of June 30, 2020
	Fixed Rate	Variable Rate		Total per Debt Schedule	Unamortized Deferred Financing Costs	Total
Consolidated debt	$2,596,241	$1,192,140		$3,788,381	$(14,347)	$3,774,034
Noncontrolling interests' share of consolidated debt	(30,377)	—		(30,377)	291	(30,086)
Company's share of unconsolidated affiliates' debt	628,262	117,715		745,977	(2,769)	743,208
Company's share of consolidated and unconsolidated debt	$3,194,126	$1,309,855		$4,503,981	$(16,825)	$4,487,156
Weighted-average interest rate	5.07%	2.49%		4.32%
(1)

Unamortized deferred financing costs of $2,624 and $1,879 for certain consolidated and the Company’s share of unconsolidated property-level, non-recourse mortgage loans, respectively, may be required to be written off in the event that a waiver or restructuring of terms cannot be negotiated and the debt is either redeemed or otherwise extinguished.

(2)	Includes $2,529,138 included in liabilities subject to compromise in the accompanying consolidated balance sheets as of June 30, 2021.
(3)

During the six months ended June 30, 2021, the Company deconsolidated Asheville Mall and Park Plaza due to a loss of control when the properties were placed into receivership in connection with the foreclosure process.

(4)

The administrative agent informed the Company that interest will accrue on all outstanding obligations at the post-default rate, which is equal to the rate that otherwise would be in effect plus 5.0%. The post-default interest rate at June 30, 2021 was 9.50%. In accordance with ASC 852, Reorganizations, which limits the recognition of interest expense during a bankruptcy proceeding to only amounts that will be paid during the bankruptcy proceeding or that are probable of becoming allowed claims, interest has not been accrued on the secured credit facility subsequent to the filing of voluntary petitions under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas beginning on November 1, 2020.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021 and 2020

Total Market Capitalization as of June 30, 2021

(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)
Common stock and operating partnership units	201,562	$0.12
7.375% Series D Cumulative Redeemable Preferred Stock	1,815	250.00
6.625% Series E Cumulative Redeemable Preferred Stock	690	250.00
(1)

Stock price for common stock and Operating Partnership units equals the closing price of the common stock on June 30, 2021. The stock prices for the preferred stocks represent the liquidation preference of each respective series.

Reconciliation of Shares and Operating Partnership Units Outstanding

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	Basic	Diluted	Basic	Diluted
2021:
Weighted-average shares - EPS	196,458	196,458	196,484	196,484
Weighted-average Operating Partnership units	5,118	5,118	5,117	5,117
Weighted-average shares - FFO	201,576	201,576	201,601	201,601
2020:
Weighted-average shares - EPS	191,962	191,962	185,547	185,547
Weighted-average Operating Partnership units	9,740	9,740	15,933	15,933
Weighted-average shares - FFO	201,702	201,702	201,480	201,480

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021 and December 31, 2020

Consolidated Balance Sheets

(Unaudited; in thousands, except share data)

	As of
	June 30, 2021	December 31, 2020
ASSETS
Real estate assets:
Land	$662,045	$695,711
Buildings and improvements	4,978,546	5,135,074
	5,640,591	5,830,785
Accumulated depreciation	(2,270,736)	(2,241,421)
	3,369,855	3,589,364
Developments in progress	15,150	28,327
Net investment in real estate assets	3,385,005	3,617,691
Cash and cash equivalents	143,874	61,781
Available-for-sale securities - at fair value (amortized cost of $183,496 and $233,053 as of June 30, 2021 and December 31, 2020, respectively)	183,490	233,071
Receivables:
Tenant	68,514	103,655
Other	2,727	5,958
Mortgage and other notes receivable	1,912	2,337
Investments in unconsolidated affiliates	261,082	279,355
Intangible lease assets and other assets	217,603	139,892
	$4,264,207	$4,443,740
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other indebtedness, net	$987,592	$1,184,831
Accounts payable and accrued liabilities	188,368	173,387
Total liabilities not subject to compromise	1,175,960	1,358,218

Liabilities subject to compromise	2,591,706	2,551,490

Commitments and contingencies
Redeemable noncontrolling interests	(543)	(265)
Shareholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
7.375% Series D Cumulative Redeemable Preferred Stock, 1,815,000 shares outstanding	18	18
6.625% Series E Cumulative Redeemable Preferred Stock, 690,000 shares outstanding	7	7
Common stock, $.01 par value, 350,000,000 shares authorized, 196,444,452 and 196,569,917 issued and outstanding in 2021 and 2020, respectively	1,964	1,966
Additional paid-in capital	1,986,982	1,986,269
Accumulated other comprehensive income (loss)	(6)	18
Dividends in excess of cumulative earnings	(1,492,080)	(1,456,435)
Total shareholders' equity	496,885	531,843
Noncontrolling interests	199	2,454
Total equity	497,084	534,297
	$4,264,207	$4,443,740

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021 and December 31, 2020

Condensed Combined Financial Statements - Unconsolidated Affiliates

(Unaudited; in thousands)

	June 30, 2021	December 31, 2020
ASSETS:
Investment in real estate assets	$2,457,025	$2,346,124
Accumulated depreciation	(905,055)	(862,435)
	1,551,970	1,483,689
Developments in progress	15,222	28,138
Net investment in real estate assets	1,567,192	1,511,827
Other assets	190,859	174,966
Total assets	$1,758,051	$1,686,793
LIABILITIES:
Mortgage and other indebtedness, net	$1,573,118	$1,439,454
Other liabilities	73,164	45,280
Total liabilities	1,646,282	1,484,734
OWNERS' EQUITY:
The Company	117,267	132,350
Other investors	(5,498)	69,709
Total owners' equity	111,769	202,059
Total liabilities and owners’ equity	$1,758,051	$1,686,793

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenues	$57,747	$46,661	$116,503	$107,175
Depreciation and amortization	(23,472)	(22,397)	(46,445)	(44,490)
Operating expenses	(21,133)	(17,029)	(40,239)	(36,315)
Interest and other income	341	892	739	1,257
Interest expense	(23,181)	(14,638)	(43,577)	(29,095)
Net loss	$(9,698)	$(6,511)	$(13,019)	$(1,468)

	Company's Share for the		Company's Share for the
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenues	$29,406	$24,160	$59,006	$56,197
Depreciation and amortization	(13,456)	(14,020)	(26,986)	(27,530)
Operating expenses	(9,949)	(9,144)	(19,511)	(19,226)
Interest and other income	236	604	501	853
Interest expense	(10,512)	(7,679)	(20,361)	(15,355)
Net loss	$(4,275)	$(6,079)	$(7,351)	$(5,061)

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Six Months Ended June 30, 2021 and 2020

EBITDA for real estate ("EBITDAre") is a non-GAAP financial measure which NAREIT defines as net income (loss) (computed in accordance with GAAP), plus interest expense, income tax expense, depreciation and amortization, losses (gains) on the dispositions of depreciable property and impairment write-downs of depreciable property, and after adjustments to reflect the Company's share of EBITDAre from unconsolidated affiliates. The Company also calculates Adjusted EBITDAre to exclude the non-controlling interest in EBITDAre of consolidated entities, and the Company's share of abandoned projects expense and litigation settlement.

The Company presents the ratio of Adjusted EBITDAre to interest expense because the Company believes that the Adjusted EBITDAre to interest coverage ratio, along with cash flows from operating activities, investing activities and financing activities, provides investors an additional indicator of the Company's ability to incur and service debt. Adjusted EBITDAre excludes items that are not a normal result of operations which assists the Company and investors in distinguishing changes related to the growth or decline of operations at our properties. EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to similar measures calculated by other companies. This non-GAAP measure should not be considered as an alternative to net income, cash from operating activities or any other measure calculated in accordance with GAAP. Pro rata amounts listed below are calculated using the Company's ownership percentage in the respective joint venture and any other applicable terms.

Ratio of Adjusted EBITDAre to Interest Expense

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss	$(9,561)	$(72,793)	$(37,841)	$(212,087)
Depreciation and amortization	47,499	52,663	95,611	108,565
Depreciation and amortization from unconsolidated affiliates	13,456	14,020	26,986	27,530
Interest expense	22,299	52,631	46,429	99,623
Interest expense from unconsolidated affiliates	10,512	7,679	20,361	15,355
Income taxes	1,142	16,129	2,123	16,652
Loss on impairment	—	13,274	57,182	146,918
Loss on depreciable property	—	—	—	25
Gain on deconsolidation	—	—	(55,131)	—
EBITDAre (1)	85,347	83,603	155,720	202,581
Litigation settlement	57	—	(801)	—
Abandoned projects expense	287	242	287	400
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	449	487	1,268	694
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(558)	(788)	(1,139)	(1,711)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(878)	(574)	(1,845)	(1,156)
Company's share of Adjusted EBITDAre	$84,704	$82,970	$153,490	$200,808
(1)

Includes $107 and $2,623 for the three months ended June 30, 2021 and 2020, respectively, and $(192) and $2,788 for the six months ended June 30, 2021 and 2020, respectively, related to sales of non-depreciable real estate assets.

Interest Expense:
Interest expense	$22,299		$52,631		$46,429		$99,623
Interest expense from unconsolidated affiliates	10,512		7,679		20,361		15,355
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(878)		(574)		(1,845)		(1,156)
Company's share of interest expense	$31,933		$59,736		$64,945		$113,822
Ratio of Adjusted EBITDAre to Interest Expense	2.7	x	1.4	x	2.4	x	1.8	x

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Company's share of Adjusted EBITDAre	$84,704	$82,970	$153,490	$200,808
Interest expense	(22,299)	(52,631)	(46,429)	(99,623)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	878	574	1,845	1,156
Income taxes	(1,142)	(16,129)	(2,123)	(16,652)
Net amortization of deferred financing costs, debt premiums and discounts	573	2,605	1,496	4,595
Net amortization of intangible lease assets and liabilities	327	(66)	385	(753)
Depreciation and interest expense from unconsolidated affiliates	(23,968)	(21,699)	(47,347)	(42,885)
Litigation settlement	(57)	—	801	—
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	558	788	1,139	1,711
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	(449)	(487)	(1,268)	(694)
(Gain) loss on outparcel sales	(107)	(2,623)	192	(2,788)
Gain on insurance proceeds	—	—	—	(511)
Equity in losses of unconsolidated affiliates	4,275	6,079	7,351	5,061
Distributions of earnings from unconsolidated affiliates	4,110	(438)	6,676	3,797
Share-based compensation expense	344	748	739	2,293
Change in estimate of uncollectable revenues	6,704	39,643	15,525	41,955
Change in deferred tax assets	—	15,835	—	15,596
Changes in operating assets and liabilities	13,942	(55,527)	38,025	(74,696)
Cash flows provided by (used in) operating activities	$68,393	$(358)	$130,497	$38,370

Components of Consolidated Rental Revenues

The Company adopted Accounting Standards Codification (“ASC”) 842, Leases, effective January 1, 2019, which resulted in the Company revising the presentation of rental revenues in its consolidated statements of operations. In the past, certain components of rental revenues were shown separately in the consolidated statement of operations. Upon the adoption of ASC 842, these amounts have been combined into a single line item. As a result of the adoption of ASC 842, the Company believes that the following presentation is useful to users of the Company’s consolidated financial statements as it depicts how amounts reported in the Company’s historical financial statements prior to the adoption of ASC 842 are reflected in the current presentation in accordance with ASC 842.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Minimum rents	$103,285	$114,966	$203,538	$234,691
Percentage rents	3,728	660	6,415	2,299
Other rents	1,629	(27)	2,522	1,949
Tenant reimbursements	29,617	41,534	63,116	83,148
Estimate of uncollectable amounts	(6,943)	(36,911)	(16,100)	(40,692)
Total rental revenues	$131,316	$120,222	$259,491	$281,395

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021

Schedule of Mortgage and Other Indebtedness

(Dollars in thousands)

Property	Location	Non- controlling Interest %	Original Maturity Date	Optional Extended Maturity Date		Interest Rate	Balance		Balance
									Fixed	Variable
Operating Properties:
Greenbrier Mall (1)	Chesapeake, VA		Dec-19			5.41%	$61,647		$61,647	$—
Parkdale Mall & Crossing (2)(3)	Beaumont, TX		Mar-21			5.85%	71,278		71,278	—
EastGate Mall (1)	Cincinnati, OH		Apr-21			5.83%	30,281		30,281	—
Hamilton Crossing & Expansion (2)(3)	Chattanooga, TN		Apr-21			5.99%	8,039		8,039	—
Fayette Mall (2)(4)	Lexington, KY		May-21			5.42%	138,187		138,187	—
The Outlet Shoppes at Laredo (2)(5)	Laredo, TX		May-21			5.76%	39,462		—	39,462
Alamance Crossing (2)(3)	Burlington, NC		Jul-21			5.83%	43,046		43,046	—
Brookfield Square Anchor Redevelopment (2)(3)	Brookfield, WI		Oct-21	Oct-22	(6)	2.99%	27,461		—	27,461
Cross Creek Mall	Fayetteville, NC		Jan-22			4.54%	104,600		104,600	—
Northwoods Mall (2)	North Charleston, SC		Apr-22			5.08%	61,503		61,503	—
Arbor Place (2)	Atlanta (Douglasville), GA		May-22			5.10%	103,087		103,087	—
CBL Center	Chattanooga, TN		Jun-22			5.00%	15,756		15,756	—
Southpark Mall (2)	Colonial Heights, VA		Jun-22			4.85%	56,308		56,308	—
WestGate Mall (2)	Spartanburg, SC		Jul-22			4.99%	30,958		30,958	—
Volusia Mall (2)(3)	Daytona Beach, FL		May-24			4.56%	44,933		44,933	—
The Outlet Shoppes at Gettysburg (2)	Gettysburg, PA		Oct-25			4.80%	36,213		36,213	—
Jefferson Mall (2)	Louisville, KY		Jun-26			4.75%	59,950		59,950	—
Hamilton Place (2)	Chattanooga, TN		Jun-26			4.36%	97,332		97,332	—
Total Loans On Operating Properties							1,030,041		963,118	66,923
Weighted-average interest rate							5.04%		5.07%	4.62%

Operating Partnership Debt:
Secured credit facility: (7)
Secured line of credit (drawn to capacity)			Jul-23			9.50%	675,926		—	675,926

Secured term loan			Jul-23			9.50%	438,750		—	438,750

Senior unsecured notes: (8)
Senior unsecured 5.25% notes			Dec-23			5.25%	450,000		450,000	—
Senior unsecured 4.60% notes			Oct-24			4.60%	300,000		300,000	—
Senior unsecured 5.95% notes			Dec-26			5.95%	625,000		625,000	—
	SUBTOTAL						1,375,000		1,375,000	—

Total Consolidated Debt							$3,519,717	(9)	$2,338,118	$1,181,599
Weighted-average interest rate							6.60%		5.28%	9.22%

Plus CBL's Share Of Unconsolidated Affiliates' Debt:
The Shoppes at Eagle Point	Cookeville, TN		Oct-21	Oct-22		2.84%	$17,143		$—	$17,143
The Outlet Shoppes of the Bluegrass - Phase II	Simpsonville, KY		Oct-21			3.60%	8,632		—	8,632

Property	Location	Non- controlling Interest %	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance		Balance
								Fixed	Variable
Springs at Port Orange (10)	Port Orange, FL		Dec-21		2.47%	15,889		—	15,889
York Town Center (2)(11)	York, PA		Feb-22		4.90%	14,653		14,653	—
York Town Center - Pier 1 (2)(11)	York, PA		Feb-22		2.84%	567		—	567
Eastgate Mall Self Storage (2)	Cincinnati, OH		Dec-22		2.84%	3,245		—	3,245
West County Center	Des Peres, MO		Dec-22		3.40%	84,247		84,247	—
Friendly Shopping Center (2)	Greensboro, NC		Apr-23		3.48%	44,645		44,645	—
Mid Rivers Mall Self Storage (2)	St. Peters, MO		Apr-23		5.68%	2,978		—	2,978
The Shops at Friendly Center	Greensboro, NC		Apr-23		3.34%	30,000		30,000	—
Ambassador Town Center	Lafayette, LA		Jun-23		3.22%	27,293	(12)	27,293	—
The Outlet Shoppes at Atlanta (2)	Woodstock, GA		Nov-23		4.90%	34,617		34,617	—
The Outlet Shoppes at Atlanta - Phase II (2)	Woodstock, GA		Nov-23		3.00%	4,536		—	4,536
Parkdale Mall Self Storage (2)	Beaumont, TX		Jul-24		4.25%	6,392		—	6,392
Coastal Grand (2)	Myrtle Beach, SC		Aug-24		4.09%	52,178		52,178	—
Coastal Grand Outparcel (2)	Myrtle Beach, SC		Aug-24		4.09%	2,518		2,518	—
Hamilton Place Self Storage (2)	Chattanooga, TN		Sep-24		2.83%	3,656		—	3,656
Coastal Grand - Dick's Sporting Goods (2)	Myrtle Beach, SC		Nov-24		5.05%	3,478		3,478	—
Hamilton Place Aloft Hotel	Chattanooga, TN		Nov-24		2.53%	7,975		—	7,975
The Outlet Shoppes of the Bluegrass (2)	Simpsonville, KY		Dec-24		4.05%	33,818		33,818	—
Hammock Landing - Phase I	West Melbourne, FL		Feb-25	Feb-26	2.59%	19,817		—	19,817
Hammock Landing - Phase II	West Melbourne, FL		Feb-25	Feb-26	2.59%	7,087		—	7,087
The Pavilion at Port Orange	Port Orange, FL		Feb-25	Feb-26	2.59%	26,224		—	26,224
Ambassador Town Center Infrastructure Improvements	Lafayette, LA		Mar-25		3.00%	8,250		8,250	—
Oak Park Mall	Overland Park, KS		Oct-25		3.97%	131,486		131,486	—
Fremaux Town Center (2)	Slidell, LA		Jun-26		3.70%	41,240		41,240	—
CoolSprings Galleria (2)	Nashville, TN		May-28		4.84%	73,681		73,681	—
The Outlet Shoppes at El Paso (2)	El Paso, TX		Oct-28		5.10%	35,988		35,988	—
	SUBTOTAL					742,233	(9)	618,092	124,141

Plus Other Debt:
Park Plaza (13)	Little Rock, AR		Apr-21		5.28%	76,805		76,805	—
Asheville Mall (13)	Asheville, NC		Sep-21		5.80%	62,121		62,121	—
	SUBTOTAL					138,926		138,926	—

Less Noncontrolling Interests' Share Of Consolidated Debt:
Hamilton Crossing & Expansion (2)(3)	Chattanooga, TN	8%	Apr-21		5.99%	(643)		(643)	—
CBL Center	Chattanooga, TN	8%	Jun-22		5.00%	(1,261)		(1,261)	—
The Outlet Shoppes at Gettysburg (2)	Gettysburg, PA	50%	Oct-25		4.80%	(18,107)		(18,107)	—
Hamilton Place (2)	Chattanooga, TN	10%	Jun-26		4.36%	(9,733)		(9,733)	—
						(29,744)	(9)	(29,744)	—

Company's Share Of Consolidated, Unconsolidated and Other Debt						$4,371,132	(9)	$3,065,392	$1,305,740
Weighted-average interest rate						6.11%		5.04%	8.62%

Total Debt of Unconsolidated Affiliates:
The Shoppes at Eagle Point	Cookeville, TN		Oct-21	Oct-22	2.84%	$34,285		$—	$34,285

Property	Location	Non- controlling Interest %	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance		Balance
								Fixed	Variable
The Outlet Shoppes of the Bluegrass - Phase II	Simpsonville, KY		Oct-21		3.60%	8,632		—	8,632
Springs at Port Orange (10)	Port Orange, FL		Dec-21		2.47%	36,527		—	36,527
York Town Center (2)(11)	York, PA		Feb-22		4.90%	29,306		29,306	—
York Town Center - Pier 1 (2)(11)	York, PA		Feb-22		2.84%	1,134		—	1,134
Eastgate Mall Self Storage (2)	Cincinnati, OH		Dec-22		2.84%	6,490		—	6,490
West County Center	Des Peres, MO		Dec-22		3.40%	168,494		168,494	—
Friendly Shopping Center (2)	Greensboro, NC		Apr-23		3.48%	89,289		89,289	—
Mid Rivers Mall Self Storage (2)	St. Peters, MO		Apr-23		5.68%	5,955		—	5,955
The Shops at Friendly Center	Greensboro, NC		Apr-23		3.34%	60,000		60,000	—
Ambassador Town Center	Lafayette, LA		Jun-23		3.22%	41,989	(12)	41,989	—
The Outlet Shoppes at Atlanta (2)	Woodstock, GA		Nov-23		4.90%	69,235		69,235	—
The Outlet Shoppes at Atlanta - Phase II (2)	Woodstock, GA		Nov-23		3.00%	4,536		—	4,536
Parkdale Mall Self Storage (2)	Beaumont, TX		Jul-24		4.25%	6,392		—	6,392
Coastal Grand (2)	Myrtle Beach, SC		Aug-24		4.09%	104,355		104,355	—
Coastal Grand Outparcel (2)	Myrtle Beach, SC		Aug-24		4.09%	5,035		5,035	—
Hamilton Place Self Storage (2)	Chattanooga, TN		Sep-24		2.83%	6,770		—	6,770
Coastal Grand - Dick's Sporting Goods (2)	Myrtle Beach, SC		Nov-24		5.05%	6,957		6,957	—
Hamilton Place Aloft Hotel	Chattanooga, TN		Nov-24		2.53%	15,951		—	15,951
The Outlet Shoppes of the Bluegrass (2)	Simpsonville, KY		Dec-24		4.05%	67,637		67,637	—
Hammock Landing - Phase I	West Melbourne, FL		Feb-25	Feb-26	2.59%	39,635		—	39,635
Hammock Landing - Phase II	West Melbourne, FL		Feb-25	Feb-26	2.59%	14,175		—	14,175
The Pavilion at Port Orange	Port Orange, FL		Feb-25	Feb-26	2.59%	52,448		—	52,448
Ambassador Town Center Infrastructure Improvements	Lafayette, LA		Mar-25		3.00%	8,250		8,250	—
Oak Park Mall	Overland Park, KS		Oct-25		3.97%	262,971		262,971	—
Fremaux Town Center (2)	Slidell, LA		Jun-26		3.70%	63,446		63,446	—
CoolSprings Galleria (2)	Nashville, TN		May-28		4.84%	147,361		147,361	—
The Outlet Shoppes at El Paso (2)	El Paso, TX		Oct-28		5.10%	71,976		71,976	—
						$1,429,231		$1,196,301	$232,930
Weighted-average interest rate						3.84%		4.05%	2.79%
(1)	The loan is in default. The Company is in discussion with the lender.
(2)

The filing of voluntary petitions under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas beginning on November 1, 2020 constituted an event of default with respect to the loan.

(3)	The Company is in discussions with the lenders.
(4)	Subsequent to June 30, 2021, the Company entered into a forbearance agreement with the lender.
(5)

On May 26, 2021, Laredo Outlet Shoppes, LLC filed for bankruptcy. The outstanding amount of the loan secured by The Outlet Shoppes at Laredo is included in liabilities subject to compromise in the Company’s condensed consolidated balance sheets as of June 30, 2021.

(6)	The Company is in discussions with the lender regarding the ability to exercise the extension option as a result of the Company filing for bankruptcy.
(7)

The administrative agent informed the Company that interest will accrue on all outstanding obligations at the post-default rate, which is equal to the rate that otherwise would be in effect plus 5.0%. The post-default interest rate at June 30, 2021 was 9.50%. In accordance with ASC 852, Reorganizations, which limits the recognition of interest expense during a bankruptcy proceeding to only amounts that will be paid during the bankruptcy proceeding or that are probable of becoming allowed claims, interest has not been accrued on the secured credit facility subsequent to the filing of voluntary petitions under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas beginning on November 1, 2020. The outstanding amount of the secured credit facility is included in liabilities subject to compromise in the Company’s condensed consolidated balance sheets as of June 30, 2021.

(8)

In accordance with ASC 852, which limits the recognition of interest expense during a bankruptcy proceeding to only amounts that will be paid during the bankruptcy proceeding or that are probable of becoming allowed claims, interest has not been accrued on the senior unsecured notes subsequent to the filing of voluntary petitions under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas beginning on November 1, 2020. The outstanding amount of the senior unsecured notes is included in liabilities subject to compromise in the Company’s condensed consolidated balance sheets as of June 30, 2021.

(9)	See page 12 for unamortized deferred financing costs.
(10)

Subsequent to June 30, 2021, the Company reached an agreement with the lender to amend the loan secured by Springs at Port Orange, which extends the term to December 31, 2021 and increases the principal amount of the loan to $44,400, or $19,314 at the Company’s share.

(11)	Subsequent to June 30, 2021, the Company entered a forbearance agreement with the lender.
(12)

The joint venture has an interest rate swap on a notional amount of $41,989, amortizing to $38,866 over the term of the swap, related to Ambassador Town Center to effectively fix the interest rate on that variable-rate loan. Therefore, this amount is currently reflected as having a fixed rate.

(13)	During the six months ended June 30, 2021, the Company deconsolidated the property due to a loss of control when the property was placed into receivership in connection with the foreclosure process

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021

Schedule of Maturities of Mortgage and Other Indebtedness

(Dollars in thousands)

Based on Maturity Dates As Though All Extension Options Available Have Been Exercised:

Year	Consolidated Debt (1)	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (2)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2019 (3)	$61,647	$—	$—	$—	$61,647	1.40%	5.41%
2021	357,754	24,521	138,926	(643)	520,558	11.91%	5.35%
2022	372,212	119,855	—	(1,261)	490,806	11.23%	4.54%
2023	1,564,676	144,069	—	—	1,708,745	39.09%	7.90%
2024	344,933	110,015	—	—	454,948	10.41%	4.44%
2025	36,213	139,736	—	(18,107)	157,842	3.62%	4.01%
2026	782,282	94,368	—	(9,733)	866,917	19.83%	5.39%
2028	—	109,669	—	—	109,669	2.51%	4.93%
Total	$3,519,717	$742,233	$138,926	$(29,744)	$4,371,132	100.00%	6.11%

Based on Original Maturity Dates:
Year	Consolidated Debt (1)	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (2)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2019 (3)	$61,647	$—	$—	$—	$61,647	1.40%	5.41%
2021	357,754	41,664	138,926	(643)	537,701	12.30%	5.27%
2022	372,212	102,712	—	(1,261)	473,663	10.84%	4.61%
2023	1,564,676	144,069	—	—	1,708,745	39.09%	7.90%
2024	344,933	110,015	—	—	454,948	10.41%	4.44%
2025	36,213	192,864	—	(18,107)	210,970	4.83%	3.66%
2026	782,282	41,240	—	(9,733)	813,789	18.62%	5.58%
2028	—	109,669	—	—	109,669	2.51%	4.93%
Total	$3,519,717	$742,233	$138,926	$(29,744)	$4,371,132	100.00%	6.11%
(1)

Includes $2,529,138 included in liabilities subject to compromise in the accompanying consolidated balance sheets as of June 30, 2021, and as the expected maturity date is subject to the outcome of the Chapter 11 Cases, the original, legal maturity dates are reflected in this table.

(2)

During the six months ended June 30, 2021, the Company deconsolidated Asheville Mall and Park Plaza due to a loss of control when the properties were placed into receivership in connection with the foreclosure process.

(3)	Represents a non-recourse loan that is in default.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021

Mall Portfolio Statistics

Property	Location	Total Center SF (1)	Change in Sales Per Square Foot for the Six Months Ended 6/30/21 as compared to 6/30/19 (2)(3)	Mall Occupancy		% of Total Mall NOI for the Six Months Ended
				6/30/21	6/30/20	6/30/21	(4)
Alamance Crossing	Burlington, NC	891,870
Arbor Place	Atlanta (Douglasville), GA	1,162,065
Brookfield Square	Brookfield, WI	865,449
CherryVale Mall	Rockford, IL	870,655
Coastal Grand	Myrtle Beach, SC	1,117,369
CoolSprings Galleria	Nashville, TN	1,166,370
Cross Creek Mall	Fayetteville, NC	772,178
Dakota Square Mall	Minot, ND	754,679
East Towne Mall	Madison, WI	801,252
Eastland Mall	Bloomington, IL	732,651
Fayette Mall	Lexington, KY	1,158,534
Friendly Center and The Shops at Friendly	Greensboro, NC	1,367,804
Frontier Mall	Cheyenne, WY	523,709
Governor's Square	Clarksville, TN	693,453
Hamilton Place	Chattanooga, TN	1,160,661
Hanes Mall	Winston-Salem, NC	1,435,164
Harford Mall	Bel Air, MD	503,774
Imperial Valley	El Centro, CA	762,735
Jefferson Mall	Louisville, KY	783,723
Kentucky Oaks Mall	Paducah, KY	774,909
Kirkwood Mall	Bismarck, ND	821,116
Laurel Park Place	Livonia, MI	491,215
Layton Hills Mall	Layton, UT	482,120
Mall del Norte	Laredo, TX	1,218,924
Mayfaire Town Center	Wilmington, NC	654,305
Meridian Mall	Lansing, MI	944,176
Mid Rivers Mall	St. Peters, MO	1,035,802
Monroeville Mall	Pittsburgh, PA	985,080
Northgate Mall	Chattanooga, TN	660,790
Northpark Mall	Joplin, MO	896,044
Northwoods Mall	North Charleston, SC	748,277
Oak Park Mall	Overland Park, KS	1,518,420
Old Hickory Mall	Jackson, TN	538,641
Parkdale Mall	Beaumont, TX	1,118,199
Parkway Place	Huntsville, AL	647,808
Pearland Town Center	Pearland, TX	711,791
Post Oak Mall	College Station, TX	788,189
Richland Mall	Waco, TX	693,448
South County Center	St. Louis, MO	979,378
Southaven Towne Center	Southaven, MS	607,529
Southpark Mall	Colonial Heights, VA	675,644
St. Clair Square	Fairview Heights, IL	1,067,760
Stroud Mall	Stroudsburg, PA	414,441
Sunrise Mall	Brownsville, TX	796,721
The Outlet Shoppes at Atlanta	Woodstock, GA	405,146
The Outlet Shoppes at El Paso	El Paso, TX	433,046
The Outlet Shoppes at Gettysburg	Gettysburg, PA	249,937
The Outlet Shoppes of the Bluegrass	Simpsonville, KY	428,072
Turtle Creek Mall	Hattiesburg, MS	844,981
Valley View Mall	Roanoke, VA	863,447
Volusia Mall	Daytona Beach, FL	1,060,241

Property	Location	Total Center SF (1)	Change in Sales Per Square Foot for the Six Months Ended 6/30/21 as compared to 6/30/19 (2)(3)	Mall Occupancy		% of Total Mall NOI for the Six Months Ended
				6/30/21	6/30/20	6/30/21	(4)
West County Center	Des Peres, MO	1,198,304
West Towne Mall	Madison, WI	829,794
WestGate Mall	Spartanburg, SC	950,927
Westmoreland Mall	Greensburg, PA	976,675
York Galleria	York, PA	756,707
Total Mall Portfolio		46,792,099	17.2%	85.2%	86.8%	96.3%

Excluded Malls (5)
Property	Location	Total Center SF (1)	Change in Sales Per Square Foot for the Six Months Ended 6/30/21 as compared to 6/30/19 (2)	Mall Occupancy		% of Total Mall NOI for the Six Months Ended
				6/30/21	6/30/20	6/30/21	(4)
Lender Malls:
Asheville Mall (6)	Asheville, NC	973,371
EastGate Mall	Cincinnati, OH	837,554
Greenbrier Mall	Chesapeake, VA	897,040
Park Plaza (6)	Little Rock, AR	543,037
The Outlet Shoppes at Laredo	Laredo, TX	359,213
Total Excluded Malls		3,610,215	N/A	N/A	N/A	3.7%
(1)	Total Center Square Footage includes square footage of shops, owned and leased adjacent junior anchors and anchor locations and leased freestanding locations immediately adjacent to the center.
(2)	Represents same-center sales per square foot for mall tenants 10,000 square feet or less for stabilized malls.
(3)

Due to the temporary mall and store closures that occurred in 2020, the majority of CBL’s tenants did not report sales for the full reporting period. As a result, we are presenting the six months ended June 30, 2021 compared to the six months ended June 30, 2019.

(4)

Based on total mall NOI of $186,653,909 for the malls listed in the table above for the six months ended June 30, 2021. Additionally, our consolidated unencumbered properties generated approximately 35.5% of total consolidated NOI of $166,245,661 (which is at our share and excludes NOI related to dispositions or lender properties) for the six months ended June 30, 2021.

(5)

Excluded Malls represent Lender Malls, for which operational metrics are excluded, and are malls which we are working or intend to work with the lender on the terms of the loan secured by the related property, or after attempting a restructure, we have determined that the property no longer meets our criteria for long-term investment.

(6)	During the six months ended June 30, 2021, the Company deconsolidated the property due to a loss of control when the property was placed into receivership in connection with the foreclosure process.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

Property Type	Square Feet	Prior Gross Rent PSF	New Initial Gross Rent PSF	% Change Initial	New Average Gross Rent PSF (1)	% Change Average
Quarter:
All Property Types (2)	503,927	$37.85	$32.40	(14.4)%	$32.80	(13.3)%
Stabilized Malls	440,701	40.72	34.40	(15.5)%	34.77	(14.6)%
New leases	67,997	38.63	32.70	(15.3)%	34.60	(10.4)%
Renewal leases	372,704	41.11	34.70	(15.6)%	34.80	(15.3)%

Year-to-Date:
All Property Types (2)	1,113,692	$34.07	$27.88	(18.2)%	$28.35	(16.8)%
Stabilized Malls	986,142	36.04	28.74	(20.3)%	29.18	(19.1)%
New leases	135,501	35.27	27.69	(21.5)%	29.23	(17.1)%
Renewal leases	850,641	36.17	28.91	(20.1)%	29.17	(19.4)%

		Average Annual Base Rents Per Square Foot (3) By Property Type For Small Shop Space Less Than 10,000 Square Feet:
Total Leasing Activity:
	Square Feet		As of June 30,
Quarter:			2021	2020
Operating portfolio:		Same-center stabilized malls	$30.21	$32.24
New leases	210,225	Stabilized malls	30.21	32.24
Renewal leases	693,787	Associated centers	13.74	14.32
Development Portfolio:		Community centers	16.89	16.87
New leases	56,759	Office buildings	19.26	19.16
Total leased	960,771

Year-to-Date:
Operating Portfolio:
New leases	354,422
Renewal leases	1,292,105
Development Portfolio:
New leases	60,059
Total leased	1,706,586
(1)	Average gross rent does not incorporate allowable future increases for recoverable common area expenses.
(2)	Includes stabilized malls, associated centers, community centers and other.
(3)

Average annual base rents per square foot are based on contractual rents in effect as of June 30, 2021, including the impact of any rent concessions. Average base rents for associated centers, community centers and office buildings include all leased space, regardless of size.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

For the Six Months Ended June 30, 2021 Based on Commencement Date

	Number of Leases	Square Feet	Term (in years)	Initial Rent PSF	Average Rent PSF	Expiring Rent PSF	Initial Rent Spread		Average Rent Spread
Commencement 2021:
New	66	199,355	6.73	$28.69	$30.58	$31.67	$(2.98)	(9.4)%	$(1.09)	(3.4)%
Renewal	350	1,167,087	2.15	26.23	26.40	32.03	(5.80)	(18.1)%	(5.63)	(17.6)%
Commencement 2021 Total	416	1,366,442	2.88	26.59	27.01	31.98	(5.39)	(16.9)%	(4.97)	(15.5)%

Commencement 2022:
New	4	7,138	7.08	39.20	40.95	29.56	9.64	32.6%	11.39	38.5%
Renewal	81	231,942	2.69	37.95	38.27	41.88	(3.93)	(9.4)%	(3.61)	(8.6)%
Commencement 2022 Total	85	239,080	2.90	37.99	38.35	41.52	(3.53)	(8.5)%	(3.17)	(7.6)%

Total 2021/2022	501	1,605,522	2.88	$28.28	$28.70	$33.40	$(5.12)	(15.3)%	$(4.70)	(14.1)%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021

Top 25 Tenants Based On Percentage Of Total Annualized Revenues

	Tenant	Number of Stores	Square Feet	Percentage of Total Revenues (1)
1	L Brands, Inc. (2)	112	663,454	4.32%
2	Foot Locker, Inc.	100	476,153	3.36%
3	Signet Jewelers Ltd. (3)	128	185,914	3.19%
4	American Eagle Outfitters, Inc.	63	386,874	2.50%
5	Dick's Sporting Goods, Inc. (4)	25	1,462,150	2.31%
6	Genesco Inc. (5)	92	178,487	1.71%
7	H & M Hennes & Mauritz AB	41	866,590	1.57%
8	Luxottica Group S.P.A. (6)	90	203,821	1.46%
9	The Buckle, Inc.	39	201,249	1.44%
10	Finish Line, Inc.	38	199,163	1.43%
11	Cinemark Holdings, Inc.	9	467,190	1.39%
12	The Gap, Inc.	46	548,170	1.27%
13	Express Fashions	31	254,120	1.09%
14	Shoe Show, Inc.	34	448,954	1.08%
15	Claire's Stores, Inc.	74	92,588	0.90%
16	Hot Topic, Inc.	96	225,567	0.89%
17	Abercrombie & Fitch, Co.	29	199,879	0.85%
18	Barnes & Noble, Inc.	16	485,305	0.84%
19	The TJX Companies, Inc. (7)	18	520,475	0.81%
20	Ulta Beauty, Inc.	23	237,961	0.76%
21	Spencer Spirit Holdings, Inc.	48	109,123	0.72%
22	The Children's Place, Inc.	37	161,714	0.71%
23	Macy's, Inc. (8)	28	3,902,620	0.66%
24	Focus Brands (9)	67	48,062	0.66%
25	Chick-fil-A, Inc.	31	53,552	0.63%
		1,315	12,579,135	36.55%
(1)	Includes the Company's proportionate share of total revenues from unconsolidated affiliates based on the Company's ownership percentage in the respective joint venture and any other applicable terms.
(2)	L Brands, Inc. operates Bath & Body Works, PINK and Victoria's Secret.
(3)

Signet Jewelers Limited operates Kay Jewelers, Marks & Morgan, JB Robinson, Shaw's Jewelers, Osterman's Jewelers, LeRoy's Jewelers, Jared Jewelers, Belden Jewelers, Ultra Diamonds, Rogers Jewelers, Zales, Peoples and Piercing Pagoda.

(4)	Dick's Sporting Goods, Inc. operates Dick's Sporting Goods, Golf Galaxy and Field & Stream.
(5)	Genesco Inc. operates Journey's, Underground by Journey's, Shi by Journey's, Johnston & Murphy, Hat Shack, Hat Zone and Clubhouse.
(6)	Luxottica Group S.P.A. operates Lenscrafters, Pearle Vision and Sunglass Hut.
(7)	The TJX Companies, Inc. operates T.J. Maxx, Marshalls, HomeGoods and Sierra Trading Post. In Europe, they operate T.K. Maxx, HomeSense. In Canada, they operate Winners, HomeSense and Marshalls.
(8)	Macy’s, Inc. owns 17 of these stores.
(9)	Focus Brands operates certain Auntie Anne’s, Cinnabon, Moe’s Southwest Grill and Planet Smoothie locations.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Six Months Ended June 30, 2021 and 2020

Capital Expenditures

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Tenant allowances (1)	$3,375	$1,360	$4,252	$8,578
Deferred maintenance: (2)
Parking lot and parking lot lighting	57	15	57	270
Roof repairs and replacements	308	1,748	308	1,899
Other capital expenditures	1,782	645	2,241	3,841
Total deferred maintenance expenditures	2,147	2,408	2,606	6,010
Total capital expenditures	$5,522	$3,768	$6,858	$14,588

(1)	Tenant allowances, sometimes made to third-generation tenants, are recovered through minimum rents from the tenants over the term of the lease.
(2)

The capital expenditures incurred for maintenance such as parking lot repairs, parking lot lighting and roofs are classified as deferred maintenance expenditures. These expenditures are billed to tenants as common area maintenance expense and the majority is recovered over a five to fifteen-year period.

Deferred Leasing Costs Capitalized

(In thousands)

	2021	2020
Quarter ended:
March 31,	$412	$773
June 30,	959	157
September 30,		513
December 31,		455
	$1,371	$1,898

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021

Properties Opened During the Six Months Ended June 30, 2021

(Dollars in thousands)

				CBL's Share of
Property	Location	CBL Ownership Interest	Total Project Square Feet	Total Cost (1)	Cost to Date (2)	2021 Cost	Opening Date	Initial Unleveraged Yield
Outparcel Developments:
Hamilton Place - Aloft Hotel (3)(4)	Chattanooga, TN	50%	89,674	$12,000	$11,455	$2,628	Jun-21	9.2%
Pearland Town Center - HCA Offices	Pearland, TX	100%	48,416	14,186	12,237	4,815	Jun-21	11.8%
			138,090	$26,186	$23,692	$7,443

Properties Under Development at June 30, 2021

(Dollars in thousands)

				CBL's Share of
Property	Location	CBL Ownership Interest	Total Project Square Feet	Total Cost (1)	Cost to Date (2)	2021 Cost	Expected Opening Date	Initial Unleveraged Yield
Outparcel Developments:
Kirkwood Mall - Five Guys, Blaze Pizza, Thrifty White, Pancheros, Chick-fil-A	Bismarck, ND	100%	15,275	$7,176	$311	$107	Q2 '22	8.9%

Redevelopments:
Cross Creek Sears Redevelopment - Longhorn's, Rooms To Go (5)	Fayetteville, NC	100%	13,494	5,252	4,009	2,785	Q3 '21	5.3%
Total Properties Under Development			28,769	$12,428	$4,320	$2,892

(1)	Total Cost is presented net of reimbursements to be received.
(2)	Cost to Date does not reflect reimbursements until they are received.
(3)	Yield is based on expected yield upon stabilization.
(4)	Total cost includes a construction loan of $8,400 (at the Company’s share), a non-cash allocated value for the Company’s land contribution of $2,200 and cash contributions of $1,400.
(5)	The return reflected represents a pro forma incremental return as Total Cost excludes the cost related to the acquisition of the Sears (Cross Creek Mall) building.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of June 30, 2021

CBL Core Portfolio Exposure to Sears and Closed Bon-Ton Locations and Redevelopment Plans

Property	Location	Sears Redevelopment Plans	BonTon Redevelopment Plans
Alamance Crossing	Burlington, NC
Arbor Place	Atlanta (Douglasville), GA	Owned by Sears. Sold to third party developer for redevelopment. OFS with entertainment/fitness/beauty users.
Brookfield Square	Brookfield, WI	Redeveloped in 2019 with Movie Tavern, Whirlyball, Outback Steakhouse, Uncle Julio's, convention center/hotel.	Owned by third party. Interest from office user/ entertainment.
CherryVale Mall	Rockford, IL	Redeveloped with Tilt in 2020.	Gallery Furniture opened 2021.
Coastal Grand	Myrtle Beach, SC	Owned by Sears.
CoolSprings Galleria	Nashville, TN	Redeveloped in 2015.
Cross Creek Mall	Fayetteville, NC	Sale of parcel to Rooms to Go completed, construction underway. Ground lease to Longhorn. Est. 2021 opening. Sale of pad to entertainment use OFS.
Dakota Square Mall	Minot, ND	Sold to Scheel's for future relocation/expansion of existing store.	Ross Dress For Less opened. Under negotiation with Five Below.
East Towne Mall	Madison, WI	Owned by Sears.	Owned by third party. Under negotiation with non-retail use.
Eastland Mall	Bloomington, IL	Actively leasing.	Actively leasing.
Fayette Mall	Lexington, KY	Redeveloped in 2016.
Friendly Center and The Shops at Friendly	Greensboro, NC	Owned by Sears. Whole Foods sub-leases 1/3 of the box. Sears still operating in remainder.
Frontier Mall	Cheyenne, WY	Owned by third party. Jax Outdoor Gear purchased location and opened November 2019.
Governor's Square	Clarksville, TN	50/50 joint venture property. Under negotiation/LOIs with tenants.
Hamilton Place	Chattanooga, TN	Redevelopment with Cheesecake Factory (Dec '19), Dick's Sporting Goods and Dave & Busters (March '20). Malone's (opening TBD). Aloft hotel opened June '21.
Hanes Mall	Winston-Salem, NC	Owned by third party. Novant Health, Inc. purchased Sears and Sear TBA for future medical office.
Harford Mall	Bel Air, MD	Sale to third party developer in progress for redevelopment into grocer.
Imperial Valley Mall	El Centro, CA	Owned by Seritage.
Jefferson Mall	Louisville, KY	Purchased in Jan 2017 sale-leaseback for future redevelopment. Interest from sporting goods.
Kentucky Oaks Mall	Paducah, KY	Owned by Seritage. Redeveloped with Burlington and Ross Dress for Less.	50/50 JV asset. HomeGoods and Five Below opened November 2019.
Kirkwood Mall	Bismarck, ND		Under construction to add Chick-fil-A, Five Guys, a pharmacy and other pads.
Laurel Park Place	Livonia, MI		Dunham's Sports opened November 2019.
Layton Hills Mall	Layton, UT
Mall del Norte	Laredo, TX	Owned by Sears.
Mayfaire Town Center	Wilmington, NC
Meridian Mall	Lansing, MI		High Caliber Karts opened fall 2019. Activey leasing Women's store - under negotiation with grocer.
Mid Rivers Mall	St. Peters, MO	Owned by Sears.
Monroeville Mall	Pittsburgh, PA

Property	Location	Sears Redevelopment Plans	BonTon Redevelopment Plans
Northgate Mall	Chattanooga, TN	Building purchased by third party for non-retail development. Under negotiation with pet supply use.
Northpark Mall	Joplin, MO	Building owned by Sears.
Northwoods Mall	North Charleston, SC	Owned by Seritage. Redeveloped with Burlington.
Oak Park Mall	Overland Park, KS
Old Hickory Mall	Jackson, TN	Actively leasing.
Parkdale Mall	Beaumont, TX	Owned by Sears.
Parkway Place	Huntsville, AL
Pearland Town Center	Pearland, TX
Post Oak Mall	College Station, TX	Location purchased from Sears by third party. Conn's opened. Value retailer under negotiation.
Richland Mall	Waco, TX	Dillard's opened Q2 '20.
South County Center	St. Louis, MO	Sears still paying rent under ground lease.
Southaven Towne Center	Southaven, MS
Southpark Mall	Colonial Heights, VA	Under negotiation with residential.
St. Clair Square	Fairview Heights, IL	Building owned by Sears on ground lease.
Stroud Mall	Stroudsburg, PA	EFO Furniture Outlet opened February 2020	Shoprite opened October 2019.
Sunrise Mall	Brownsville, TX	Sears sold to third party developer. TruFit opened. Executed lease with entertainment user.
The Outlet Shoppes at Atlanta	Woodstock, GA
The Outlet Shoppes at El Paso	El Paso, TX
The Outlet Shoppes at Gettysburg	Gettysburg, PA
The Outlet Shoppes at Laredo	Laredo, TX
The Outlet Shoppes of the Bluegrass	Simpsonville, KY
Turtle Creek Mall	Hattiesburg, MS	Owned by Sears.
Valley View Mall	Roanoke, VA	Owned by Sears. Under negotiation with sporting goods/entertainment.
Volusia Mall	Daytona Beach, FL	Sears sold to third party developer for future redevelopment.
West County Center	Des Peres, MO
West Towne Mall	Madison, WI	Owned by Seritage. Redeveloped with Dave & Busters and Total Wine. Hobby Lobby opened June 2021.	Von Maur opening 2022.
WestGate Mall	Spartanburg, SC	Sears sold to third party developer for redevelopment. Non-retail under negotiation.
Westmoreland Mall	Greensburg, PA	Building owned by Sears on ground lease. Potential for non-retail.	Stadium Casino opened November 2020.
York Galleria	York, PA	Hollywood Casino opened August 2021.	Sold by third party to future storage user.